EXHIBIT 99.19

                            FIRST AMENDMENT TO
                            TALLEY SAVINGS PLUS


          Effective January 1, 1984, Talley Industries, Inc. ("Talley"), the predecessor sponsor to Talley Manufacturing and Technology, Inc. (the "Company"), established Talley Savings Plus (the "Plan"). The Plan was thereafter amended and restated in its entirety on September 30, 1985, and was amended several times thereafter. The Plan was then amended and restated in its en-

tirety effective January 1, 1987, and was subsequently amended several times. The Plan was thereafter amended and restated in its entirety on December 16, 1994. By this instrument, the Company intends to amend the Plan to require the Trustee to retain the responsibility to decide whether to tender or exchange shares of Talley stock allocated to Participants' accounts in those cases in which the tender or exchange offer is made by the Company or an Affiliate.

          1. This Amendment shall amend only the Sections and subsections set forth herein and those Sections and subsections not amended hereby shall remain in full force and effective.

          2. Section 8.4 is hereby amended in its entirety as follows:

          8.4. Tender, Exchange, Conversion or Other Offers. In the event of a tender, exchange, conversion or other offer made by or on behalf of the Company or an Affiliate, which offer relates to Company Securities, the Trustee shall make the determination, in its sole and absolute discretion, whether to accept or reject that offer, in whole or in part, with respect to Company Securities held as assets of the Trust Fund.

          In the event of a tender, exchange, conversion or other offer made by or on behalf of a person other than the Compa-ny or an Affiliate, which offer relates to Company Securi-


















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     ties, each Participant (or in the event of the Participant's death, his Beneficiary) shall have the right, to the extent of the Company Securities allocated to the Participant's Accounts, to direct the Trustee, in writing on a form pro-vided by the Administration Committee, to accept or reject that offer, in whole or in part, with respect to such Compa-ny Securities, and the Trustee shall have no discretion with respect thereto. The Administration Committee shall utilize its best efforts to distribute or cause to be distributed in a timely manner to each Participant (or his Beneficiary) such information as will be distributed to the Company's shareholders with respect to any such tender, exchange, conversion or other offer, as well as a form on which the Participant (or his Beneficiary) may direct the Trustee as to whether to accept or reject such offer, in whole or in part, with respect to the Company Securities allocated to the Participant's Accounts. If the Trustee shall not re-ceive timely directions from a Participant (or his Benefi-ciary) as to whether to accept or reject a tender, exchange, conversion or other offer with respect to the Company Secu-rities allocated to the Participant's Accounts, the Trustee shall not accept such offer with respect to such securities. The Trustee shall accept or reject a tender, exchange, conversion or other offer with respect to unallocated shares of Company Securities and Company Securities held by the Trustee pending allocation to Participants' Accounts in the same proportions as the shares with respect to which Partic-ipants (or their Beneficiaries) have the right to direct the Trustee in response to the offer and the Trustee shall have no discretion with respect thereto.

          3.   This Amendment shall be effective February 1,
1996.
          Except as amended and supplemented by this instrument, the Company hereby ratifies the Plan as amended and restated on December 16, 1994, and thereafter amended.


                     March 7
          DATED:  _______________, 1996.



                              TALLEY MANUFACTURING AND
                                TECHNOLOGY, INC.


                                    Mark S. Dickerson
                              By_________________________________


                                     Vice President
                                Its ------------------------------



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